Exhibit 10.16

EMPLOYEE SHARE PURCHASE RIGHTS AGREEMENT

This employee share purchase rights agreement (this “Agreement”) is made and entered into on the 1st of December, 2015 by and between:

(1)         Pangaea Foods, SPC for the account of Pangaea Foods (China), SP and BK AsiaPac, Pte. Ltd (BKAP), (the “Shareholders”) ; and

(2)                        , having residential address at                          , and with PRC ID Card number              , (the “Employee”) (each individually a “Party” and collectively referred to as the “Parties”).

WHEREAS,

(1)         The Shareholders hold 100% (one hundred percent) of share capital of Pangaea Foods (China) Holdings, Ltd., whose registered address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KYl-1104, Cayman Islands (the “Cayman Company”); and

(2)         The Cayman Company indirectly holds 100% (one hundred percent) of the equity interest of Burger King (China) Holding Co., Ltd.                 , having its registered address at Floor 7, Block 3, Xinglian Scientific Research Building No. 1535, Hongmei Rd, Shanghai 200233                                           (for the purpose of this Contract, excluding Hong Kong, Macao and Taiwan, the “PRC”) (the “PRC Company”);

(3)         An employment contract has been made and entered into by and between the PRC Company and the Employee on the      of         , 2014 (the “PRC Employment Contract”);

THE PARTIES HEREBY AGREE:

1.                                      Terms of Service

The Employee shall be obligated to devote 100% of his time and attention to the PRC Company. The engagement shall have a term of 8 years commencing on the date of this agreement, unless this Agreement is terminated earlier for any reason whatsoever.

2.                                      General Terms of the Purchase Rights

2.1                               Share Purchase Rights. The Employee is hereby granted the right to purchase existing shares of the Cayman Company, which shall be in total 0.4% (four tenths of one percent) of the current outstanding share capital of the Cayman Company as of the date of this Agreement, from the Shareholders, on a pro-rata basis from the Shareholders. The purchase price for such shares shall equal $1 (one US dollar) per share. Such rights to purchase shares shall become executable 25% (twenty five percent) on the date of this agreement and 25% (twenty five percent) on each of the first, second, and third anniversaries of the this agreement; provided that the Employee is still engaged by the PRC Company on each such vesting date.

3.                                      Additional Detailed Terms of the Purchase Rights

Notwithstanding any terms and conditions hereunder, the Employee acknowledges that the Share Purchase Rights may be granted subject to any more detailed incentive plans determined by the Shareholders of the Cayman Company (the “Board”) from time to time. The Employee agrees to duly execute and deliver any agreement and/or documents as the Shareholders may consider necessary or proper for or in relating to the granting or execution of the Share Purchase Rights. The Shareholders have the exclusive authority to interpret any incentive plan determined thereby. The Employee agrees to execute shareholders’ agreement in contents and form as the Shareholders determine appropriate, in particular to ensure that he/she will not enjoy any rights to veto the resolutions of the majority of other shareholders of the Cayman Company; that he/she will not hinder the sale of shares by the other shareholders, or the issuance of additional shares to other shareholders.

4.                                      Termination of this Agreement and Forfeiture of the Share Purchase Rights

4.1                               This agreement shall be automatically terminated on the termination date of the PRC Employment Contract. This Agreement’s early termination shall not affect the performance of the PRC Employment Contract. Unless otherwise specifically provided in this Agreement, any Share Purchase Right not executed at the termination of this Agreement will cease to exist.

4.2                               Any Share Purchase Rights not executed by the Employee prior to the date of termination, whether exercisable per the schedule set forth in section 2.1 above or not, shall be forfeited and the Employee will no longer be entitled to execute such Share Purchase Right on or after the termination date, in the event that (a) the Employee resigns, or (b) the Shareholders terminates this Agreement for causes reasonably determined by the Board, including without limitation: (i) the Shareholders determine that the Employee is guilty of any misconduct which would justify the termination of his service hereunder without notice; (ii) the Shareholders determine that the Employee has committed any act involving fraud, dishonesty, breach of the implied duty of good faith and fidelity or any other criminal activity which in any way impacts upon the Cayman Company or its affiliate; or (iii) the PRC Employment Contract is terminated for causes specified therein.

4.3                               In the event (i) this Agreement is terminated due to the Employee’s death or disability; or (ii) this Agreement is terminated without cause, a pro-rata portion, based on elapsed days since the last anniversary of service hereunder, of Share Purchase Rights that would have executable on the next anniversary of service hereunder shall vest and all vested Share Purchase Rights shall be exercisable for a period of three months from the date of termination.

5.                                      Dividends; Other Rights

The Share Purchase Rights shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Cayman Company prior to the date on which the Cayman Company delivers shares to the Employee.

6.                                      Tax and Compliance

The Shareholders’ obligation to deliver shares under this Agreement shall be subject to any and all applicable withholding requirements. The Employee shall be responsible to pay all taxes and discharge all other liabilities to which he or she may become subject as a result of the benefits under this Agreement or related to the Share Purchase Rights or execution of the same. The Employee shall ensure his/her execution and performance under this Agreement have obtained and will obtain all applicable approvals, registrations and filings and comply with all application laws, regulations and rules.

7.                                      Non-Registration & Non-Transferability

The Employee acknowledges and agrees that the Share Purchase Rights granted to the Employee are non-registered with any authorities or any stock exchange and may never be so registered.

There may be no market for the shares granted. Neither the shares, the Share Purchase Rights nor any rights with respect thereto may be sold, assigned, transferred, pledged or otherwise encumbered, except as the Shareholders may otherwise determine. The terms and conditions of this Agreement shall be binding upon the successors, heirs and permitted assignees of the Employee.

It is the intention of the Shareholders to initiate an initial public offering (“IPO”) at the TFI Tab Gida Yatirimlari A.Ş (“TFI”), which is the controlling shareholder of Cayman Company. The Parties hereto acknowledge that this intention in no way is a guarantee of an IPO of TFI, nor a guarantee of eventual liquidity for shares purchased under this Agreement. If and when this IPO happens, the Employee will have a right to exchange his or her then existing shares with those of TFI, subject to a fair relative valuation.

8.                                      Amendments

This Contract may only be amended by written agreement between the Employee and the Shareholders.

9.                                      Governing Law

This Agreement is governed by and construed in all respects in accordance with the law of the Cayman Islands.

10.                               Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, shall be submitted to resolution by arbitration before the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with these rules. There shall be a single arbitrator. If the Parties do not agree to appoint an arbitrator who has consented to participate within 10 (ten) days after the issuance of a notice of arbitration by any Party, the relevant appointment shall be made by HKIAC. Any proceedings shall take place in Hong Kong and be conducted in English. An award by the arbitrator shall be final and conclusive and binding upon the parties and shall not be subject to further appeal. If any Party obtains an arbitration award against the other Party in connection with a dispute arising from or in connection with this Agreement, such Party shall be entitled to cover its costs and reasonable attorney’s fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs, as determined by the arbitrator.

Each of the Parties expressly agrees and reaffirms that (i) any dispute arising from or in connection with this Agreement shall only be resolved via arbitration in accordance with the preceding arbitration clause, notwithstanding the existence of any notices, letters, communications, agreements or any other documents, or any negotiations, disputes, actions or proceedings of whatsoever nature between any third party and any Party; and (ii) it shall only claim against the other Party via arbitration in accordance with the preceding arbitration clause with regard to any dispute arising from or in connection with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

Pangaea Foods, SPC for the account of Pangaea Foods (China), SP;

BK AsiaPac, Pte. Ltd (BKAP)

By:

Title:

EMPLOYEE:

Signature: